SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549


                                       FORM 8-K


                      Current Report Pursuant to Section 13 or 15(d)
                           of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) November 2, 2000
                                                         ----------------

                                      PSINet Inc.
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                   (Exact name of registrant as specified in its charter)


         New York                 0-25812              16-1353600
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(State or other jurisdiction    (Commission          (IRS Employer
        of incorporation)       (File Number)         Identification No.)


         44983 Knoll Square, Ashburn, Virginia                      20147
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         (Address of principal executive offices)                (Zip Code)


Registrants telephone number, including area code (703) 726-4100
                                                  --------------



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                 (Former name or former address, if changed since last report)

Item 5.       Other Events

         On November 2, 2000, PSINet Inc. issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.



Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

                  (c)    Exhibits

                         Exhibit 99.1      Press release dated November 2, 2000

                                   SIGNATURES
                                 -------------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:     November 2, 2000          PSINET INC.


                                     By:       /s/ Kathleen B. Horne
                                        ------------------------------------
                                              Kathleen B. Horne
                                      Senior Vice President and General Counsel

                             EXHIBIT INDEX
                             -------------



Exhibit
Number         Exhibit Name                                      Location

 99.1          Press release dated November 2, 2000              Filed herewith

                                                             Exhibit 99.1
                                                             -------------

Media Contact:                                             Analyst Contact:
Robert Leahy                                               Kevin Libby
(703) 726-1063                                             (877) 990-PSIX
leahyr@psi.com                                             libbyk@psi.com



                          PSINET ANNOUNCES Q3 2000 RESULTS

o Revenue increases 151% over the same period last year and 27% quarter over quarter
o Hosting center revenue increases 300% over same period last year and 24% quarter over quarter
o    New operating organization outlined; Harold S. (Pete) Wills resigns
o Forward looking guidance to follow financial and operational review, to be completed by February 2001
o    As the review progresses, the Company will examine strategic alternatives
o    Xpedior classified as a discontinued operation
o Non-strategic Consulting Solutions and other assets written down and held for sale



Ashburn, Va., November 2, 2000 - PSINet Inc. (NASDAQ: PSIX), the Internet Super Carrier, today reported third quarter 2000 revenues of $352.5 million; a 151% increase over third quarter 1999 and a 27% increase over the second quarter 2000. EBITDA for the quarter was a negative $13.8 million compared with a negative $11.7 million in the second quarter of 2000.

Included in the net loss for the quarter were $695.0 million for the results and expected loss on disposal of discontinued businesses, $16.2 million of net restructuring charges and $504.0 million for the impairment of certain long-lived assets. Including these charges, PSINet reported a net loss available to common shareholders for the quarter of $1.4 billion ($7.34 basic and diluted loss per share), compared with $215.6 million ($1.32 basic and diluted loss per share) reported in the second quarter 2000.

In order to link executive decision making more closely with customer requirements, the Company announced a new organizational structure. James F. Cragg has been named President for North American Operations, and Harry G. Hobbs has been named President for International Operations. Both will report to William L. Schrader, Chairman of the Board and Chief Executive Officer, and have full profit and loss responsibility for all bandwidth, hosting and consulting assets and operations in their respective regions.

As part of the reorganization, PSINet also announced that Harold S. (Pete) Wills has resigned as President and Chief Operating Officer, and as a member of the PSINet Board of Directors. "We would like to thank Pete for his contributions and wish him well in his future endeavors," said William L. Schrader, PSINet chairman and chief executive officer. "With the establishment of this new organization, this is the appropriate time for the Company to move in a different direction. I look forward to working more closely with Jim Cragg and Harry Hobbs, and I am confident that they will continue our focus on meeting customer needs as they drive margins and profitability."

In a related development, PSINet also disclosed that its Board of Directors is currently in discussions with several experienced external candidates to fill two vacancies on the Companys Board. The Board indicated that it expects to announce appointments in the near future. Once these vacancies are filled, the Company's six-person Board will comprise five outside Directors and one management insider.

                                (more)

PSINet also announced that forward-looking guidance will follow a complete financial and operational review, to be completed by February 2001. "We have taken a number of steps to reduce our cash requirements," said Larry Hyatt, Executive Vice President and Chief Financial Officer. "These include reductions in planned capital expenditures of between $100 million and $200 million, and the identification of a number of assets and businesses for sale. However, current internal forecasts suggest that the Company's results for the fourth quarter of 2000 may be lower than we previously expected. Rather than issue forward-looking guidance at this time, we plan to conduct a thorough financial and operational review of the restructured organization. E&Y Capital Advisors LLC, a subsidiary of Ernst & Young LLP, has been engaged to assist us with this review, which will be completed prior to the issuance of our annual results in February. At that time, we will provide guidance for 2001, and on the longer-term profits and cash flow of the Company."

"With our fiber and hosting center assets, almost 100,000 corporate customers, and the best team of employees in the industry, PSINet is well positioned to meet its customers needs for consulting and managed web hosting services together with reliable high speed Internet access," added Schrader. "As we approach the completion of our network and hosting center build out, most of our competition is still in the early phases of the investment necessary to duplicate our solution set and product lines."

"Current market conditions are quite challenging, as the slowdown in Internet spending becomes more apparent every day. PSINet needs to take clear and decisive steps to preserve and enhance value for our shareholders and bondholders. As we proceed with the financial and operational review, the Board will consider whether the long term interests of our stakeholders are better served by remaining independent or seeking other strategic alternatives."

The Company also announced the following:

o PSINet's 80% ownership stake in its subsidiary Xpedior, Inc. (NASDAQ: XPDR) is being classified as a discontinued operation, and the Company has recorded a $663.8 million expected loss on disposal, including estimated losses during the phase-out period. Additionally, included in the Company's net loss for the quarter is $28.5 million representing its share of Xpedior's third quarter net loss. PSINet has engaged CS First Boston to pursue the disposition of its stake in Xpedior. As previously announced by Xpedior, PSINet is making an additional $15 million investment in the company, in the form of convertible preferred stock. The Company considers this investment an integral step in preserving the value of its stake in Xpedior. Additionally, Xpedior has obtained bank financing and announced a series of management and Board changes, including electing Mr. Schrader as chairman of Xpedior's Board.

o Certain of the Company's Consulting Solutions businesses acquired as part of Metamor Worldwide have been identified as non-strategic, and the Company has engaged the investment banking firms of Lazard Freres & Company and Daniels & Company, to assist with their valuation and sale. The Company is taking a $504.0 million asset write-down to reflect these businesses and certain other assets at their estimated fair market value.

o Capital expenditure requirements for the remainder of 2000 and 2001 have been reduced by between $100 million and $200 million, primarily by delaying the construction of hosting centers scheduled to open after the end of 2001.

o The provision for bad debts as a percentage of total revenue increased from 1.6% in the second quarter to 3.3% in the third quarter of 2000. This increase reflects the combination of customers in the Internet industry negatively impacted by recent market conditions and systems integration issues in recent acquisitions. The reserve for bad debts was 16.8% of total receivables at the end of the third quarter, compared with 13.5% at the end of the second quarter.

                                      (more)

o A net restructuring charge of $16.2 million was incurred in the quarter, primarily reflecting the costs involved with selected head count reductions.

QUARTERLY HIGHLIGHTS

o In September, opened a new Carrier Class global eCommerce Internet hosting center in Toronto, Canada. Additionally and subsequent to the quarter end, opened new Carrier Class global eCommerce Internet hosting centers in Amsterdam, The Netherlands and Seoul, Korea.
o Selected by General Electric International, Inc., a business unit of General Electric, Inc. (NYSE: GE), to provide web-hosting services to its Japanese division.
o Selected by Hewlett Packard Company (NYSE: HP) as the Application Service Provider (ASP) for its global supply chain management system.
o Partnered with Sallie Mae (NYSE: SLM)to deliver an ASP program to schools and universities nationwide.
o    Announced an expansion of the existing partnership with Akamai (NASDAQ:
     AKAM), through which PSINet will now offer the full suite of Akamai's Internet content, streaming media and applications delivery services to its worldwide customer base.
o Announced a multi-year commitment with Equilon Enterprises LLC and Motiva Enterprises LLC, oil refining and marketing joint ventures of Shell Oil Company (NYSE: RD and SC), Texaco, Inc. (NYSE: TX), and Saudi Refining, Inc. to offer Internet service to more than 23,000 Shell and Texaco retail gasoline stations in the United States. The arrangement supports "allianceonline," a secured internal Internet portal used for conducting paperless business transactions between the companies, and Texaco and Shell retailers and wholesalers.
o PSINet Consulting Solutions became a strategic ASP partner with Great Plains Software,Inc. (NASDAQ: GPSI), a leading provider of e-business solutions that interconnect business communities.
o Announced an agreement to provide Virtual ISP (VISP) service to LatinoFam.com, the first Hispanic Internet Service Provider (ISP) for the Latino community in the United States and Latin America.
o PSINet named the top North American Internet Service Provider by Network Magazine in its 2000 North American ISP Survey, conducted with Extelligent, and independent Denver-based technology market consulting and research firm.


OPERATING RESULTS

o Hosting revenue grew 300% compared with third quarter 1999 and 24% sequentially.
o During the quarter, PSINet stopped offering or renewing contracts for low margin, dial-up and shared web accounts, mainly in the U.S. At the end of the quarter, PSINet provided service to over 97,000 corporate customer accounts. Accounts outside the U.S. represented 75% of PSINet's customer base at September 30, 2000, compared with 60% at September 30, 1999.
o Gross margin for the quarter was 31%, a decrease of 2% from last quarter, largely as a result of the performance of the Consulting Solutions businesses, which had a gross margin of 28% for the quarter.
o Average annual new contract value for PSINet corporate accounts increased to $15,000 for the quarter from $9,800 for the second quarter 2000. This continues to reflect the increasing demand for value-added services, specifically managed web hosting, and higher levels of bandwidth.
o The average annual new contract value for U.S. managed web service accounts during the quarter was $354,000, an increase of 46% over the value in the second quarter.
o The PSINet annualized corporate account retention rate remained strong for the quarter at 80%.
o As of September 30,2000, PSINet serviced over 2.4 million end users of its carrier customers around the world.


                                (more)

HISTORIC PERFORMANCE METRICS


                                                                        Quarter Ended:

                                                         09/30/00          06/30/00         09/30/99
                                                         --------          --------         --------
PSINet Corporate Accounts                                  97,000           102,300           79,900
Carrier Customers' end users                            2,400,000         1,800,000        1,300,000
Average New Contract Value - PSINet Business Accounts     $15,000            $9,800           $6,700
PSINet Corporate Account Retention Rate                       75%               75%              80%
Capital Expenditures (in millions)                         $424.6            $452.6           $166.2
Revenues (in millions):
    North America                                          $226.4            $173.0            $75.1
         % of Total Revenues                                  64%               62%              53%
    Europe                                                  $64.2             $45.3            $23.7
         % of Total Revenues                                  18%               16%              17%
    Latin America                                           $17.6             $16.9             $7.3
        % of Total Revenues                                    5%                6%               5%
    Asia                                                    $44.3             $43.1            $34.5
         % of Total Revenues                                  13%               16%              25%



BALANCE SHEET

At September 30, 2000, PSINet had cash, restricted cash and short-term investments of $1.0 billion, compared with $1.5 billion at June 30, 2000. The company's debt obligations were $3.6 billion at September 30, 2000, the same as they were at June 30, 2000.

STATEMENT OF OPERATIONS

                                                     Three Months Ended September 30,      Nine Months Ended September 30,
                                                   -----------------------------------   ------------------------------------
                                                       2000                1999              2000                1999
                                                   ---------------   -----------------   -------------   --------------------
                                                                (In millions of U.S. dollars, except share amounts)
                                                                                    (Unaudited)


Revenue:
   Access & hosting solutions                        $   204.1            $140.6            $582.8             $369.3
   Transaction solutions                                  48.2                -              140.0                 -
   Consulting solutions                                  100.2                -              120.4                 -
     Total revenue                                 -------------     --------------        ------------       ------------
                                                         352.5             140.6              843.2             369.3
                                                   -------------     --------------        ------------       ------------
Operating costs and expenses:
   Cost of access & hosting solutions                    142.1              98.5               419.1            261.3
   Cost of transaction solutions                          27.4                                  80.9
   Cost of consulting solutions                           72.4                -                 85.7              -
                                                   -------------     --------------        ------------       ------------
     Sub-total                                           241.9              98.5               585.7            261.3


   Sales and marketing                                    56.4              27.5               150.1             68.1
   General and administrative                             68.0              14.9               148.1             47.3
   Depreciation and amortization                         101.4              41.6               365.2            102.8
   Impairment charge                                     504.0                                 504.0
   Restructuring charges                                  16.2                -                 33.1               -
   Costs related to planned distribution
    and sale of Inter.net                                 0.6                 -                  2.7               -
                                                   -------------     --------------        ------------       ------------
Total operating costs and expenses                      988.5              182.5             1,788.9            479.5
                                                   -------------     --------------        ------------       ------------

Loss from continuing operations                         (636.0)            (41.9)             (945.7)            (110.2)
Interest expense                                         (75.4)            (59.4)             (232.2)            (120.8)
Interest income                                           14.9              19.8                61.7               32.5
Other income (expense), net                               10.9              (1.1)               43.7               (1.4)
                                                   -------------     --------------        ------------       ------------
Loss from continuing operations before
     income taxes and minority interest                 (685.6)            (82.6)           (1,072.5)            (199.9)
Income tax benefit                                         0.0               0.3                 0.0                0.7
Minority Interest                                          0.5               0.0                 0.5                0.0
                                                   -------------     --------------        ------------       ------------
Net loss from continuing operations                     (685.1)            (82.3)           (1,072.0)            (199.2)

Discontinued operations:
   Income (loss) from discontinued
     operations                                          (29.0)              0.0               (30.1)               0.0
   Loss on disposal of discontinued
     operations, including provision of
     $5.1 million for operating losses
     during the phase out period                        (666.0)              0.0              (666.0)               0.0
                                                   -------------     --------------        ------------       ------------
Net loss                                              (1,380.1)            (82.3)           (1,768.1)            (199.2)
Return to preferred shareholders                         (17.2)             (6.4)              (49.2)             (11.2)
Net loss available to common shareholders          -------------     --------------        ------------       ------------
                                                     $(1,397.3)           $(88.7)          $(1,817.3)           $(210.4)
                                                   =============     ==============        ============       ============
Net loss per share - basic and diluted:
   Continuing operations                               $ (3.69)           $(0.68)             $ (6.66)           $ (1.75)
   Discontinued operations                             $ (3.65)           $  -                $ (4.14)           $    -
                                                  -------------     --------------        ------------        -----------
   Net loss per share - basic and diluted              $ (7.34)           $(0.68)            $ (10.80)           $ (1.75)
                                                   =============     ==============        ============       ============
   Net loss per share - basic and diluted
   excluding certain items (a)                         $ (0.95)           $   -               $ (3.11)           $   -
                                                   =============     ==============        ============       ============
Shares used in computing basic and
   diluted loss per share (in thousands) (b)           190,372           129,688              168,258             120,210
                                                   =============     ==============        ============       ============
EBITDA (c)                                             $ (13.8)         $   (0.3)            $ (40.7)             $ (7.4)
                                                   =============     ==============        ============       ============

The accompanying notes are an integral part of these condensed consolidated financial statements.


                                     (more)

(a) For the three months ended September 30, 2000, excludes $0.6 million of incremental direct costs incurred in conjunction with efforts to consolidate the worldwide retail consumer operations into a new retail business unit named Inter.net Ltd., $16.2 million in restructuring charges, $504.0 million in impairment charges related to the write-down of certain non-strategic assets and $695.0 million in discontinued operations relating primarily to Xpedior. For the nine months ended September 30, 2000, excludes $2.7 million of incremental direct costs associated with Inter.net, $94.2 million for the write-off and accelerated depreciation and amortization of certain tangible and intangible assets, gains of $36.5 million from the sale of certain investments, $33.1 million in restructuring charges, $504.0 million in impairment charges and $696.1 in discontinued operations.

(b) The weighted-average shares outstanding used in all calculations give retroactive effect to the Company's two-for-one stock split to holders of record as of the close of business on January 28, 2000.

(c) EBITDA is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. PSINet defines EBITDA as losses from continuing operations before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expense, restructuring charges, impairment charges and costs related to the planned distribution and sale of the consumer business. PSINet's definition of EBITDA may not be comparable to similarly titled measures used by other companies.

Headquartered in Ashburn, VA, PSINet is the Internet Super Carrier offering global e-commerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, satellite, web hosting and switching facilities, providing direct access in more than 900 metropolitan areas in 28 countries on five continents. PSINet information can be obtained by e-mail at info@psi.com, by accessing the web site at www.psinet.com, or by calling in the U.S. (800) 799-0676.

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, competitive developments, risks associated with the Company's growth, the development of the Internet market, regulatory risks and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.



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